                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

               Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934



Date of Report (Date of earliest event reported):. . . . . . . November 29, 1996



                                STAFFMARK, INC.
             (Exact name of registrant as specified in its charter)



           Delaware                   0-20971                   71-0788538
(State or other jurisdiction   (Commission File Number)      (I.R.S. Employer
        of incorporation)                                   Identification No.)





       302 East Millsap Road
       Fayetteville, Arkansas                                 72703
(Address of principal executive offices)                   (Zip Code)


Registrant's telephone number, including area code: . . . . . .  (501) 973-6000

Item 2.  Acquisition or Disposition of Assets

         As of November 29, 1996, StaffMark, Inc. (the "Company") purchased substantially all of the assets of The Technology Source, L.L.C., a Missouri limited liability company ("Technology Source"), through its new wholly-owned subsidiary, The Technology Source Acquisition Corporation, a Delaware corporation. Technology Source is an information technology company which provides qualified professionals to clients with expertise in client/server applications, local and wide area networks, common office environment and desktop support, documentation and technical writings, project management, and project coordination. Technology Source is headquartered in St. Louis, Missouri.

         The assets purchased primarily consist of cash, accounts receivable, general corporate assets, trade marks, trade names customer contracts and related information, and employee agreements. In addition, the Company assumed certain liabilities of Technology Source related to the assets. The total consideration paid for the assets was $7.2 million, including $5.76 million in cash and 118,763 shares of common stock of the Company. By agreement of the parties, the consideration will be delivered to Technology Source on January 8, 1997. The funds used in the acquisition were proceeds from the Company's initial public offering of common stock.


Item 7.  Financial Statements and Exhibits

         (c)     Exhibits.  The following exhibits are filed with this Form
                 8-K:

                 2.1 Asset Purchase Agreement, dated as of November 29, 1996, among StaffMark, Inc., The Technology Source Acquisition Corporation, and The Technology Source, L.L.C./1/

                 99.1     Press Release dated November 26, 1996.

         /1/ The Company will furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           STAFFMARK, INC.
                                           (Registrant)

Date: December 13, 1996                    By: /s/Clete T. Brewer
                                               -------------------------
                                                  Clete T. Brewer
                                                  Chief Executive Officer

                                 EXHIBIT INDEX


         2.1 Asset Purchase Agreement, dated as of November 29, 1996, among StaffMark, Inc., The Technology Source Acquisition Corporation, and The Technology Source, L.L.C./1/

         99.1    Press Release dated November 26, 1996.

         /1/ The Company will furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.